EXHIBIT 99.6

                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766


                        ACE MARKETING & PROMOTIONS, INC.
                               457 ROCKAWAY AVENUE
                             VALLEY STREAM, NY 11581
                                 (516) 256-7766
         ACE REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER OF 2008

VALLEY STREAM, NY - (Business Wire) - May 13, 2008

Ace Marketing & Promotions, Inc. (OTC BB: AMKT) announced today the results for its first quarter ended March 31, 2008.

Three Months Ended March 31,                         2008            2007
                                                 ------------    ------------
Revenue (A)                                       $1,176,183      $1,282,880
Cost of Revenues (B)                                 810,460         865,525
                                                 ------------    ------------
Gross Profit (C)                                     365,723         417,355
Selling, general & Administrative expenses (D)       667,718         554,523
                                                 ------------    ------------
(Loss) from operations (E)                          (301,995)       (137,168)
                                                 ============    ============

____________

(A) The decrease in revenues of $106,697 in 2008 compared to 2007 was for the following reason. One of our major customers was responsible for revenues in 2006 and 2007 totaling approximately $930,000 and $1,120,000, respectively. This same customer is anticipated by management to maintain a constant level of sales orders for 2008 versus 2007. Sales of merchandise for this principal customer in the first quarter of 2007 included over $300,000 of merchandise that were ordered in the fourth quarter of fiscal 2006, but due to delays in shipping, were not invoiced until the first quarter of 2007. Accordingly, the first quarter of fiscal 2007 has a bunching effect of orders which did not occur in the first quarter of 2008.

(B) Decrease in cost of revenues of $55,065 in 2008 is related to a decrease in sales to a major customer who placed two fewer orders during the current quarter ending March 31, 2008.

(C) Gross profits will vary period-to-period depending upon a number of factors including the mix of items sold, pricing of the items and the volume of product sold.

(D) Selling, general, and administrative expenses include payroll and related expenses, commissions, insurance, rents, professional, consulting and public awareness fees. The overall increase of $113,195 was primarily due to a $117,578 increase in stock based compensation.

(E) The first quarter net loss for 2008 includes stock based payments (non-cash) of $143,161 as compared to $25,583 for the comparable period of 2007.

ABOUT ACE MARKETING

Ace Marketing & Promotions, Inc. is a premier Promotional Marketing solutions company. Its Corporate Overview is available at http://www.acemarketing.net on the "About Us" tab. In addition Ace has also added several new revenue stream models. The long-term strategic plan is for Ace find new opportunities while leveraging its core competencies.

For additional information, a copy of Ace's Form 10-QSB can be obtained on the Internet by going to www.acemarketing.net, clicking on links and then clicking on SEC Filings.


Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.

----------------------
CONTACT:
  Ace - Valley Stream, NY.
  Michael Trepeta, President - 516-256-7766


                                        2